Exhibit 10.2

125 Hartwell Avenue

Lexington, Massachusetts 02421

(the “Building”)

EIGHTH AMENDMENT

June 19, 2008

	LANDLORD:	125 Hartwell Trust, under a declaration of trust dated February 20, 1980 and filed with the Middlesex South Registry District of the Land Court as Document No. 600788, as amended

	TENANT:	Synta Pharmaceuticals Corp., a Delaware corporation, successor-by-assignment to EMD Pharmaceuticals, Inc.

EXISTING	PREMISES:

Collectively, (i) approximately 19,810 square feet of Premises Rentable Area on the second (2nd) floor of the Building, consisting of approximately 10,980 square feet of Premises Rentable Area under the original Lease shown as the “Premises”

LEASE		on Exhibit 3 thereto, plus approximately 8,830 square feet of Premises Rentable
DATA		Area added by the First Amendment referred to below shown as the “RFO
Premises” on said Exhibit 3, and (ii) approximately 2,670 square feet of Premises
Rentable Area on the first (1st) floor of the Building, substantially as shown cross-
hatched on Exhibit A attached to the Fifth Amendment referred to below

LEASE
EXECUTION
	DATE:	October 26, 1992

TERMINATION
	DATE:	November 30, 2011

PREVIOUS
LEASE
	AMENDMENTS:	First Amendment dated as of January 31, 1993
Second Amendment dated October 1, 1997
Third Amendment dated November 1, 2002
Assignment and Assumption of Lease and Consent of and Release by Landlord and Fourth Amendment to Lease dated as of July 9, 2004
Fifth Amendment dated October 22, 2004
Sixth Amendment dated August 1, 2005
Seventh Amendment dated November 26, 2007

ADDITIONAL
PREMISES:	Approximately 4,584 square feet of Premises Rentable Area on the first (1st) floor of the Building, substantially as shown cross-hatched on Exhibit A attached hereto and made a part hereof

WHEREAS, Tenant desires to lease additional space in the Building; and

WHEREAS, Landlord is willing to lease additional space in the Building to Tenant upon the terms and conditions hereinafter set forth.

NOW THEREFORE, the parties hereby agree that the above-described lease, as previously amended (the “Lease”), is hereby further amended as follows (capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease):

1.             DEMISE OF ADDITIONAL PREMISES

Landlord hereby demises and leases to Tenant, and Tenant hereby accepts and leases from Landlord, the Additional Premises for a Term commencing as of the Commencement Date in respect of the Additional Premises (as hereinafter defined) and expiring on November 30, 2011.  The demise of the Additional Premises shall otherwise be upon and governed by the terms and conditions of the Lease (as hereby amended) applicable to the demise of the existing Premises (including, without limitation, that there shall be no Building Expense Cap applicable to the calculation of Building Expense Escalation Charges in respect of the Additional Premises), except as follows or as otherwise provided in this Amendment:

A.            The Commencement Date in respect of the Additional Premises shall be the earlier of (i) the first date on which Tenant occupies all or any part of the Additional Premises for the conduct of business, or (ii) the date on which Landlord’s Work (as hereinafter defined) shall be (or be deemed to be) substantially (i.e., complete except for so-called “punch list” items and other work to be undertaken by Landlord which does not materially impair Tenant’s use of the Additional Premises for the Permitted Uses (collectively, the “Punchlist Work”)), as reasonably determined by Landlord.  Landlord shall use diligent and commercially reasonable efforts to complete all Punchlist Work within thirty (30) days after the substantial completion of Landlord’s Work.  If Tenant (or any agent, employee or contractor of Tenant) causes any delay in the performance or substantial completion of Landlord’s Work, then Landlord’s Work shall be deemed to have been substantially completed on the date that Landlord’s Work would have been substantially completed but for such delay.  Landlord shall use diligent and commercially reasonable efforts to cause Landlord’s Work to be substantially completed on or before September 15, 2008 (the “Estimated Substantial Completion Date”), but Tenant shall not have any claim against Landlord, and Landlord shall have no liability to Tenant, if Landlord’s Work shall not be substantially completed by the Estimated Substantial Completion Date.  The parties shall confirm in writing the Commencement Date in respect of the Additional Premises as soon as it is known.

Landlord shall permit Tenant access to the Additional Premises at least seven (7) days prior to the Commencement Date in respect of the Additional Premises only for the purpose of preparing the Additional Premises for Tenant’s use and occupation, including, without limitation, installing Tenant’s furniture, telecommunications systems, and computer and other cabling, but only to the extent that such activities of Tenant do not interfere with Landlord’s access to, work within or to, or use of the Additional Premises.  Any such access by Tenant shall be upon all of the terms and conditions of the Lease (other than the payment of Basic Rent and other charges due under the Lease, as hereby amended, in respect of the Additional Premises which shall not commence to accrue until the Commencement Date in respect of the Additional Premises) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant.

B.            The Basic Rent payable in respect of the Additional Premises shall be $114,600.00 per year (i.e., $9,550.00 per month).

C.            The Building Expense Base applicable to the Additional Premises shall be the amount of Building Expenses for calendar year 2008.

D.            Tenant shall have no obligation to pay for electricity consumed in the Additional Premises so long as the use of electricity therein is consistent with an ordinary office use.  If Tenant shall consume electricity in the Additional Premises beyond that which is consistent with an ordinary office use, Tenant shall pay Landlord, within fifteen (15) days of demand from time to time, for the cost of such excess electricity.

E.             Tenant’s Proportionate Share in respect of the Additional Premises shall be 11.94%.

F.             Tenant shall, by reason of the demise of the Additional Premises, be entitled to an additional seventeen (17) parking spaces in the paved parking area located adjacent to the Building.  The use of such spaces shall be subject to the same terms and conditions of the Lease as are applicable to Tenant’s use of the other parking spaces provided to Tenant under the Lease. Accordingly, the total number of parking spaces which Landlord shall provide and maintain for the use of Tenant’s employees and invitees pursuant to Section 2 of the Lease (as hereby amended) shall be one hundred two (102).

2.             LANDLORD’S WORK IN RESPECT OF ADDITIONAL PREMISES

Landlord shall, at Landlord’s expense, repaint and recarpet the Additional Premises using Building standard paint and carpet (“Landlord’s Work”).  Except for Landlord’s Work, Tenant shall accept the Additional Premises “as is” without any obligation on the part of Landlord to prepare or construct the Additional Premises for Tenant’s occupancy or to provide any allowance or contribution with respect thereto, and Tenant acknowledges that it has had an opportunity to inspect the Additional Premises and that Landlord has made no representation or warranty as to the condition of the Additional Premises.  Landlord agrees to perform Landlord’s Work in a good and workmanlike fashion and in compliance with applicable laws, rules and regulations.

3.             EXTENSION OPTIONS

In the event that Tenant shall timely and properly exercise its right to extend the Term of the Lease for the remaining option term(s) provided for in Paragraph 1 of the Sixth Amendment, then such extension(s) shall apply to both the existing Premises and the Additional Premises and the demise of both the existing Premises and the Additional Premises for such option term(s) shall be governed by the terms and provisions of said Paragraph 1.

4.             BROKER

Each party (the “indemnifying party”) represents and warrants to the other party that it has dealt only with Richards Barry Joyce & Partners and no other broker or agent in connection with this Amendment and the leasing of the Additional Premises.  The indemnifying party shall indemnify and hold the other party (and such other party’s trustees, beneficiaries, agents and employees) harmless of and from all claims that may be made by any person against such other party (or its trustees, beneficiaries, agents or employees) for brokerage or other compensation in the nature of brokerage with respect to this Amendment on account or arising out of the indemnifying party’s breach of the foregoing representation and warranty.  Landlord shall pay the commission owed to Richards Barry Joyce & Partners in connection with this Amendment pursuant to a separate agreement between Landlord and such party.

5.             MISCELLANEOUS

As amended by this Amendment, the Lease is hereby ratified, approved and confirmed in all respects.  Landlord and Tenant each hereby acknowledge and confirm that, to the best of its respective knowledge, neither Landlord nor Tenant is in default of any term or condition of the Lease.  In the event of a conflict between the Lease and this Amendment, the terms of this Amendment shall govern.

WHEREFORE, the parties have hereunto set their hands and seals as of the date first above written.

LANDLORD:	TENANT:

SYNTA PHARMACEUTICALS CORP.

/s/ Steven Colangelo	By:	/s/ Keith S. Ehrlich
Steven Colangelo, signing as		Name: Keith S. Ehrlich
Trustee of 125 Hartwell Trust and not		Title: CFO
individually and without recourse		Hereunto Duly Authorized
against the Trustee personally or his
assets

EXHIBIT A

Plan Showing Location of Additional Premises on First Floor of Building

[See attached]

[FLOOR PLAN]